ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of May __, 2015, is entered into by and between INDEPENDENCE BANCSHARES, INC., a South Carolina corporation (“Buyer”) and registered bank holding company for Independence National Bank (the “Bank”) and MPIB HOLDINGS, LLC, a Delaware limited liability company (“Seller”).

RECITALS

WHEREAS, Seller is engaged in the business of developing mobile payments and digital banking technologies and processes including technology architectures, regulatory and compliance infrastructures, market research, pricing strategies, customer lists, vendor due diligence and relationships, and documentation, processes and procedures and intellectual property to support patent applications for unique processes and other applicable intellectual property and other consulting and financial services-related businesses (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, certain assets and certain Liabilities of the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.01 Definitions. Unless otherwise specified in this Agreement, capitalized terms used herein shall have the meanings set forth in Schedule 1 to this Agreement.

ARTICLE II
Purchase and Sale

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in, to and under the tangible and intangible assets, properties and rights described in this Section 2.01 (collectively, the “Purchased Assets”):

(a) all computer software, hardware and systems of Seller in connection with the Business as set forth on Schedule 2.01(a) of the Disclosure Schedules;

(b) all Intellectual Property Rights as set forth on Schedule 2.01(b) or Schedule 4.16(a) of the Disclosure Schedules;

(c) all Intellectual Property Agreements to which Seller is party in connection with the conduct of the Business as set forth on Schedule 2.01(c) of the Disclosure Schedules (“Assigned Intellectual Property Agreements”);

(d) all Contracts or other arrangements to which Seller is party in connection with the conduct of the Business, as set forth on Schedule 2.01(d) of the Disclosure Schedules (“Assigned Contracts”);

(e) all (i) books and records relating to the assets, properties and rights of Seller relating to the Business or the Purchased Assets; (ii) market research studies, surveys, reports, analyses and similar information relating to the Business; (iii) all active and inactive files and data relating to the Business; and (iv) sales data, brochures, catalogues, literature, forms, mailing lists, art work, photographs and advertising material, in whatever form or media relating to the Business (collectively, “Books and Records”);

(f) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind in favor of Seller or pertaining to, or arising out of, the Purchased Assets (“Claims”); and

(g) all goodwill and other intangible properties associated with any of the assets described in the foregoing clauses including, without limitation, the Intellectual Property Rights.

Section 2.02 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Buyer shall not purchase and Seller shall not sell, transfer or assign to Buyer any assets except the Purchased Assets. Without limiting the generality of the foregoing, it is expressly agreed that Buyer shall not purchase and Seller shall not sell, transfer or assign to Buyer the following (collectively, the “Excluded Assets”):

(a) all the assets, properties and rights specifically set forth on Schedule 2.02(a) of the Disclosure Schedules;

(b) all accounts or notes receivable of Seller or any of its Affiliates, including all accounts or notes receivable relating to the Business and any account, account receivable, note or note receivable payable to Seller by any Member or any other member of Seller or Affiliate of Seller;

(c) all cash and cash equivalents and securities of Seller or any of its Affiliates;

(d) all bank accounts of Seller or any of its Affiliates;

(e) all Contracts that are not Assigned Contracts;

(f) Sellers’ organizational documents, minute books, membership interest books, Tax Returns, books of account and records of Seller pertaining to the Business which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(g) all refunds, rebates, abatements, credits, net operating losses or other tax assets (including duty and tax refunds and prepayments), of Seller or any of its Affiliates;

(h) all claims, rights, benefits and interests arising under or resulting from any Excluded Assets or Excluded Liabilities;

(i) any future business of Seller or any of its Affiliates;

(j) the rights which accrue or will accrue to Seller under this Agreement;

(k) all prepaid expenses and deposits of Seller, but only to the extent of the benefit to be conferred by such prepaid expenses and deposits to the Business after the Closing Date;

(l) all rights and benefits under all employee benefit plans of Seller;

(m) contracts of insurance maintained by or on behalf of Seller or any of its Affiliates (including any return of charges or premiums under retrospective rating plans) and all insurance proceeds or claims made by Seller or any of its Affiliates thereunder; and

(n) all rights of Seller and the Members under this Agreement or any agreement, instrument or other document entered into in connection herewith or any rights in connection with the transactions contemplated hereby and thereby.

Section 2.03 Assumed Liabilities. At the Closing, Buyer shall assume (with an effective date of January 1, 2013 (the “Assumption Date”)), and from the Assumption Date and thereafter Buyer shall pay, perform, fulfill, discharge and otherwise satisfy in accordance with their respective terms, and Seller shall sell, convey, assign, transfer and deliver to Buyer, only the obligations and Liabilities of Seller set forth in Section 2.03(a) and 2.03(b) (the “Assumed Liabilities”), as follows:

(a) all Liabilities and obligations that arise out of events occurring after the Assumption Date relating to the Intellectual Property Rights, the Assigned Intellectual Property Agreements, the Assigned Contracts and the Claims, except (i) in each case, to the extent such Liabilities and obligations, but for a breach or default by Seller or any of its Affiliates would have been paid, performed or otherwise discharged on or prior to the Assumption Date or to the extent the same arise out of any such breach or default, (ii) in each case, to the extent such Liabilities and obligations would be required to be reflected on a balance sheet as of Assumption Date with respect to the Purchased Assets prepared in accordance with GAAP and were not disclosed on Schedule 4.20 of the Disclosure Schedules (excluding any Liabilities paid directly by, or to the actual Knowledge of, Buyer), and (iii) to the extent that such agreements were not assigned to Buyer hereunder in compliance with any required consents of other parties or consents or approvals of Governmental Authorities; and

(b) any Liabilities and obligations expressly listed on Schedule 2.03(b) of the Disclosure Schedules, to the extent clearly and unambiguously described therein.

Notwithstanding anything in this Agreement to the contrary, Buyer shall not assume any Liabilities or obligations of Seller or the Purchased Assets, including the Intellectual Property Rights, except for those Liabilities and obligations which are listed in Schedule 2.03 of the Disclosure Schedules. Seller understands that, other than the Assumed Liabilities of Seller specifically listed in Schedule 2.03 of the Disclosure Schedules, Buyer shall not assume, nor shall Buyer or any of its Affiliates, directors, employees, shareholders or agents, be deemed to have assumed or guaranteed, or be responsible for in any way, any Liabilities or obligations, whether such Liabilities or obligations are contingent or otherwise, or direct or indirect, of Seller or any of its Affiliates.

Section 2.04 Retained Liabilities. The Liabilities and obligations which shall be retained by Seller or any of its Affiliates (the “Retained Liabilities”) shall consist of all Liabilities of Seller or any of its Affiliates other than the Assumed Liabilities, including, without limitation, the following: (a) all Liabilities of Seller or any of its Affiliates relating to Indebtedness; (b) all Liabilities of Seller or any of its Affiliates resulting from, constituting or relating to a breach of any of the representations, warranties, covenants or agreements of Seller or any of its Affiliates under this Agreement in accordance with the indemnification provisions of this Agreement; (c) all Liabilities of Seller or any of its Affiliates for federal, state, local or foreign taxes, including taxes incurred in respect of or measured by the income of Seller or any of its Affiliates earned on or realized prior to the Assumption Date, including any gain and income from the sale of the Purchased Assets and other transactions contemplated herein; (d) all Liabilities of Seller or any of its Affiliates arising in connection with its operations related to the Business except as otherwise specifically provided in Section 2.03; (e) all Liabilities of Seller or any of its Affiliates arising in connection with its operations unrelated to the Business; (f) any liability of Seller or any of its Affiliates based on its tortious or illegal conduct; (g) any liability or obligation incurred by Seller or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement and the transactions contemplated hereby, including, without limitation, all legal, accounting, brokers’, finders’ and other professional fees and expenses except as otherwise specifically provided in Section 8.01; (h) any Liabilities or obligations of Seller to the Members and any of its other members, employees, directors, officers or any other of its Affiliates; and (i) all Liabilities incurred by Seller or any of its Affiliates after the Assumption Date.

Section 2.05 Purchase Price. As consideration for the sale, transfer, and conveyance of the Purchased Assets to Buyer, Buyer agrees to deliver to Seller the following consideration (the “Purchase Price”):

(a) On the Closing Date, Buyer shall remit to Seller an amount equal to Two Hundred and Fifty Thousand Dollars ($250,000.00) by wire transfer of immediately available funds to the account designated in Section 8.02(C) below, or such other account designated in writing by Seller to Buyer (“Designated Account”);

(b) Within seven business days following the Deferred Purchase Price Trigger Event (defined below), Buyer shall remit to Seller an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000.00) by wire transfer of immediately available funds to the Designated Account. The “Deferred Purchase Price Trigger Event” shall mean the date Buyer’s (i) Cumulative Consolidated Core Net Income (as defined below) exceeds Two Million Dollars ($2,000,000.00), or (ii) Cumulative aggregate consolidated Gross Revenues of net interest income and non-interest revenues exceeds Eight Million Dollars ($8,000,000.00) for any consecutive five quarterly periods and Buyer’s average market capitalization for the 30 day period immediately prior to the Deferred Purchase Price Trigger Event exceeds Fifty Million Dollars ($50,000,000.00). “Cumulative Consolidated Core Net Income” means the sum of the Buyer’s and its subsidiaries’ net income before other comprehensive income determined in accordance with GAAP consistently applied as reported in Buyer’s 10-Q and 10-K filings with the Securities and Exchange Commission. For the avoidance of doubt, Cumulative Consolidated Core Net Income shall exclude (i) net losses, if any, before other comprehensive income of the Buyer, (ii) unrealized gains or loss on investment securities available for sale (iii) gains or loss from goodwill, and (iv) gains or loss from extraordinary nonrecurring items as reported on the Company’s financials. “Cumulative consolidated gross revenues of net interest income and non-interest revenues” means the gross revenues of the Buyer from both net interest income and non-interest income, calculated on a consolidated basis with all subsidiaries, cumulated each quarter for the period beginning in the period of the Closing, and measured at the end of each calendar quarter thereafter determined in accordance with GAAP consistently applied as reported in Buyer’s 10-Q and 10-K filings with the Securities and Exchange Commission; and

(c) On the Closing Date, Buyer shall issue to Seller One Million Five Hundred Thousand (1,500,000) shares of common stock of Buyer (the “Restricted Stock”), as evidenced by the Restricted Stock Agreement in the form of Exhibit C (the “Restricted Stock Agreement”) which shall include the following restrictions: (i) the Restricted Stock shall not vest with Seller or any of its Affiliates (or any transferee thereof) unless and until there is a Deferred Purchase Price Trigger Event; and (ii) the Restricted Stock shall not vest with Seller or any of its Affiliates (or any transferee thereof) and shall be returned by Seller to Buyer if the Deferred Purchase Price Trigger Event does not occur on or before the tenth (10th) anniversary of the Closing Date (except as described below in Section 2.5(d)).

(d) If, prior to the earlier of either the tenth (10th) anniversary of the Closing Date or a Deferred Purchase Price Trigger Event, the Buyer accepts an offer to sell 100% of its outstanding shares of stock, the following procedure will apply:

(i) The Buyer will obtain an appraisal or fairness opinion as to the consideration paid for the shares of the Buyer from a nationally recognized investment bank (the “Valuation”), which shall include a separate valuation of the Bank which is limited to the Bank’s rendering of traditional banking services (the “Bank Valuation”). The parties agree that the value of the Buyer in excess of the Bank (as limited to its rendering of traditional banking services) shall be attributed to the Buyer’s transaction processing business (the “Transaction Processing Business”).

(ii) Upon the closing of the sale of 100% of the outstanding shares of the Buyer, the Deferred Purchase Price Trigger Event shall be deemed to have occurred and the payments made and vesting of Restricted Stock described in this Section 2.05 shall be made to the extent that the net proceeds of such sale, in excess the value of the Bank, are sufficient to fund the consideration to Seller stated in this Section 2.5. In the event of the sale of 100% of the outstanding shares of the Buyer for stock consideration, the Buyer will make best efforts to negotiate a cash portion of payment to the Seller equal to the cash consideration described in Section 2.05(b) above.

(iii) In the event that the Buyer accepts an offer to sell 100% of the outstanding shares of the Buyer, but such purchaser is unwilling to pay additional consideration for the Transaction Processing Business in an amount at least equal to the deferred purchase price described in Section 2.05(b) and (c) above, the Buyer will make best efforts to sell the Transaction Processing Business separately from the Bank, and if such separate sale occurs, the Deferred Purchase Price Trigger Event shall be deemed to have occurred and the payments made and vesting of Restricted Stock described in this Section 2.05 shall be made to the extent that the net proceeds of such sale are sufficient to fund the consideration to Seller described in Section 2.05, which payment shall in no event exceed the Purchase Price.

Section 2.06 Allocation of Purchase Price. Buyer and Seller agree that the Purchase Price shall be allocated among the Purchased Assets in a reasonable manner and prepared in accordance with Section 1060 of the Code and the treasury regulations promulgated thereunder. Any subsequent adjustments to the Purchase Price shall be made in a manner consistent with Section 1060 of the Code and the regulations thereunder. Neither Seller nor the Members on the one hand, nor Buyer on the other hand, shall file any return or take a position with any taxing authority that is inconsistent with the allocation referred to herein. Additionally, Buyer, on the one hand, and Seller and the Members, on the other hand, shall cooperate with the other in any filings required under Section 1060 of the Code.

ARTICLE III
Closing

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take via electronic exchange of documents at 10:00 a.m., EST on the date hereof or at such other time, date or place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Closing shall be deemed effective as of 12:01 a.m. EDT as of the Closing Date.

Section 3.02 Closing Actions.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a general assignment and bill of sale in the form of Exhibit A (the “Bill of Sale”) and duly executed by Seller;

(ii) an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller;

(iii) the Inventions Assignment agreement in the form of Exhibit D hereto (the “Inventions Assignment Agreement”) and duly executed by the Member;

(iv) the Restricted Stock Agreement duly executed by Seller; and

(v) Such other conveyancing documents as Buyer shall reasonably determine to be appropriate to transfer title and/or ownership to the Purchased Assets to Buyer hereunder including, without limitation, resolutions of the members and managers of Seller authorizing the actions contemplated in this Agreement and the Transaction Documents.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Purchase Price in accordance with Section 2.05(a) and (c);

(ii) the Assignment and Assumption Agreement duly executed by Buyer;

(iii) the Inventions Assignment Agreement duly executed by Buyer;

(iv) the Restricted Stock Agreement duly executed by Buyer; and

(v) counterparts of the conveyancing documents described in Section 3.02(a)(v) above.

ARTICLE IV
Representations and warranties of seller and the members

Seller, represent and warrant to the Purchaser that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

Section 4.01 Organization and Qualification of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 4.02 Authority of Seller. Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller and no other corporate action is necessary for the execution, delivery and performance by Seller of the Transaction Documents and the consummation by Seller of the transactions contemplated by the Transaction Documents. This Agreement has been duly executed and delivered by Seller and the Members, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller and the Members is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03 No Conflicts; Consents. Except as expressly set forth on Schedule 4.03 of the Disclosure Schedules, the execution, delivery and performance of the Transaction Documents to which any of Seller is a party, and the consummation by Seller of the transactions contemplated by the Transaction Documents, will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien upon any of the Purchased Assets under, (iv) give any third party the right to modify, terminate or accelerate any Assumed Liability or other liability or obligation of Seller under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or declaration or notice to any governmental entity pursuant to the Seller’s Certificate of Formation or Seller Operating Agreement, or any agreement, instrument or other document, or any legal requirement which Seller, or any of Seller’s assets are subject. Without limiting the generality of the foregoing, except as set forth on Schedule 4.03 of the Disclosure Schedules, neither Seller, any of their respective Affiliates has entered into any agreement, or is bound by any obligation of any kind whatsoever, directly or indirectly to transfer or dispose of (whether by sale of stock or assets, assignment, merger, consolidation or otherwise) the Business or the Purchased Assets (or any substantial portion thereof) to any person or entity other than the Purchaser, and neither Seller have entered into any agreement or any obligation of any kind whatsoever to issue any capital stock of Seller to any person or entity.

Section 4.04 Tax Returns. Set forth as Schedule 4.04 of the Disclosure Schedules are correct and complete copies of all tax returns of Seller for the years ended December 31, 2011 through December 31, 2014 (the “Tax Returns”). The Tax Returns present fairly the financial condition of Seller as of the dates and for the periods, are correct and complete, and are consistent with the books and records of Seller (which books and records are correct and complete), subject to normal year-end adjustments (which will not be material individually or in the aggregate).

Section 4.05 Absence of Certain Changes, Events and Conditions. Except as set forth on Schedule 4.05 of the Disclosure Schedules, from December 31, 2014 until the date of this Agreement, Seller has operated the Business in the ordinary course of business in all material respects and there has not been any material adverse change in the financial condition, operations or business of Seller taken as a whole from that shown on the Tax Returns, or any material transaction or commitment effected or entered into by Seller outside the ordinary course of the Business.

Section 4.06 Material Contracts.

(a) Schedule 4.06(a) of the Disclosure Schedules lists each Contract (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets, excluding however any of the foregoing which were both (i) entered into in the ordinary course of the business and (ii) may be terminated without penalty, premium or liability by Seller on not more than thirty-one (31) days prior written notice (collectively, the “Material Contracts”).

(b) Seller is not in breach of, or default under, any Material Contract, except for such breaches or defaults that would not have a Material Adverse Effect.

Section 4.07 Title to Purchased Assets. Except as set forth on Schedule 4.07 of the Disclosure Schedules, Seller has good and marketable title to, or a valid leasehold interest in, the Purchased Assets, free and clear of any Encumbrances. The Purchased Assets include all tangible and intangible property and assets (except for the Excluded Assets) necessary for the continued conduct of the Business after Closing in the same manner as conducted prior to Closing. The transfer of the Purchased Assets hereunder conveys to the Buyer good, valid and indefeasible title to the Purchased Assets, free and clear of any Encumbrances.

Section 4.08 Real Property. Seller neither owns nor leases any real property.

Section 4.09 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Seller’s Knowledge after due inquiry, threatened against or by Seller relating to or affecting the Business or the Purchased Assets which, if determined adversely to Seller would result in a Material Adverse Effect.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets which would result in a Material Adverse Effect.

Section 4.10 Compliance With Laws; Permits.

(a) Except as set forth in Schedule 4.10(a) of the Disclosure Schedules, Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted and the ownership and use of the Purchased Assets except where the failure to be in compliance would not have a Material Adverse Effect. Further, no event has occurred that is reasonably likely to give rise to any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand that would, if it gave rise thereto, have a Material Adverse Effect.

(b) All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect.

(c) None of the representations and warranties in this Section 4.10 shall be deemed to relate to employee benefits matters (which are governed by Section 4.11), employment matters (which are governed by Section 4.12) or tax matters (which are governed by Section 4.12).

Section 4.11 No Employees or Benefit Plans. Seller has not employed any Persons or established or maintained any employee benefit plans at any time from its inception through and including the Closing Date.

Section 4.12 Tax Matters.

(a) Except as set forth in Schedule 4.12 of the Disclosure Schedules, Seller has filed all Tax Returns that it was required to file with respect to the Business. All such Tax Returns were correct and complete. All Taxes owed by Seller with respect to the Business, the Purchased Assets or otherwise (whether or not shown on any Tax Return), have been paid and all current Taxes with respect to the Business, the Purchased Assets, income, expense or credits of Seller have been paid or provided for or will be paid or provided for prior to the Closing. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim with respect to the Business or the Purchased Assets has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There is no lien on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Seller has withheld and paid all material Taxes with respect to the Business, the Purchased Assets or otherwise required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder or other third party.

(c) There is no pending dispute or claim concerning any tax liability of Seller with respect to the Business or the Purchased Assets. No Tax audits are pending or being conducted with respect to Seller.

(d) The representations and warranties set forth in this Section 4.12 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 4.13 Brokers. Neither the Seller nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 4.14 No Undisclosed Liabilities. As of the Closing Date, Seller has no Liabilities or obligations (whether absolute or contingent, liquidated or unliquidated, known or unknown, or due or to become due), and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand, except for Liabilities and obligations (i) expressly listed on Schedule 4.14 of the Disclosure Schedules, to the extent clearly and unambiguously described therein, (ii) reflected on the Tax Returns, and (iii) arising after the Closing Date in the ordinary course of business (none of which results from, arises out of, relates to or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

Section 4.15 Material Misstatements or Omissions. No representation or warranty by Seller or the Members in this Agreement, and no document, written statement, certificate or schedule furnished or to be furnished to Buyer by (or on behalf of) Seller or the Members pursuant thereto, when construed together with all other such representations, warranties, documents, written statements, certificates or schedules contains, or will, when furnished, contain, any untrue statement of a material fact, or omits, or will then omit to state, a material fact necessary to make any statement of facts contained herein or therein not materially misleading. There have been no events or transactions, or information which has come to the attention of Seller or the Members which, as related directly to the Business or the Purchased Assets, could reasonably be expected to have a Material Adverse Effect on the business, operations, affairs or condition of the Business or the Purchased Assets other than for general economic or industry conditions or trends.

Section 4.16 Intellectual Property.

(a) Schedule 4.16(a) of the Disclosure Schedules lists each patent, registered trademark, registered service mark, trade dress, logo, trade name, copyright, mask work and registration or application for any of the foregoing owned by or licensed to Seller for use in connection with the Business. Except as specifically set forth on Schedule 4.16(a) of the Disclosure Schedules, Seller has good and marketable title to each item of Intellectual Property purported to be owned by it, free and clear of any liens, existing or pending. Seller owns or has the right to use pursuant to licenses, sublicenses, agreements or permission all patents, trademarks, service marks, trade dress, trade secrets, logos, trade names, copyrights and mask works necessary for the operation of the Business as presently conducted. Each item of Intellectual Property owned or used by Seller immediately prior to the Closing Date will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing Date. Seller has taken all necessary and, to the belief of Seller, desirable action to maintain and protect each item of Intellectual Property that it owns or uses. The Members have assigned to the Business all of their intellectual property rights relating to the Business.

(b) Schedule 4.16(b) of the Disclosure Schedules identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $1,000 in the aggregate) and each material unregistered copyright used by the Company in connection with its business. With respect to each item of Intellectual Property required to be identified in Schedule 4.16(b):

(i) Seller owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any Member, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item, and, to the Knowledge of any Member there are no grounds for the same;

(iv) other than as set forth on Schedule 4.16(b) of the Disclosure Schedules, Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

(v) no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller, including without limitation, a failure by Seller to pay any required maintenance fees).

(c) Schedule 4.16(c) of the Disclosure Schedules lists identifies each item of Intellectual Property that any third party owns and that Seller uses pursuant to a license, sublicense, agreement, or permission. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (each as amended to date).

(d) Seller has not interfered with, infringed upon, misappropriated or, to the Knowledge of Seller, otherwise come into conflict with any Intellectual Property rights of third parties, and neither Seller nor the Members, directors and officers (and employees with responsibility for Intellectual Property matters) of Seller have ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, violation or adverse claims of ownership (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated or, to the Knowledge of Seller, otherwise come into conflict with any Intellectual Property Rights of Seller.

(e) Each of the employees, agents, contractors or consultants who have contributed to or participated in the discovery, creation or development of Intellectual Property on behalf of Seller: (i) has assigned or is under a valid obligation to assign all right, title, and interest thereto to Seller; (ii) is a party to a valid “work for hire” agreement under which Seller is deemed to be the author and original owner of the copyright to the Intellectual Property; or (iii) has by operation of law vested in Seller all right, title, and interest in the Intellectual Property by virtue of his or her employment with Seller.

(f) Seller has complied with and is presently in compliance with all federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property of Seller and shall take all steps necessary to ensure such compliance until the Closing Date.

(g) Seller further agrees, without any additional consideration, to execute any instruments and to do all other things reasonably requested by Buyer (both during and after the term of this Agreement) in order to (i) file applications in relation to the protection of intellectual property, including but not limited to patent, trademark, and copyright applications and (ii) vest more fully in or record ownership by Buyer or its designee all ownership rights in those items hereby transferred by Seller to Buyer, or to evidence such ownership by Buyer.

(h) Seller shall provide any trade secrets to Buyer in such form and format as requested by Buyer and shall continue to disclose any such trade secrets to Buyer upon reasonable request, wherein this provision shall extend after the expiration of this Agreement.

Section 4.17 Transactions with Affiliates. Except as specifically set forth in Schedule 4.17 of the Disclosure Schedules, Seller has not been involved in any business arrangement or relationship with any of its members or Affiliates, including the Members, within the past 36 months, and none of its members or Affiliates, including the Members, own any assets, tangible or intangible (including the Purchased Assets), or provides any service which is used in the Business.

Section 4.18 Investment.

(a) Seller is acquiring the Restricted Stock to be received by it pursuant to this Agreement for investment for its own account and not with a view to participating directly or indirectly in any resale, distribution or underwriting thereof in violation of the Securities Act, or applicable state securities laws, and Seller will not offer or sell the Restricted Stock received pursuant to this Agreement in violation of the Securities Act or applicable state securities laws. Seller understands that the Restricted Stock received pursuant to this Agreement will be registered following the lapse of restrictions stated in the Restricted Stock Agreement, pursuant to the terms of this Agreement and the Restricted Stock Agreement. However, the Restricted Stock has not been registered under the Securities Act or under applicable state securities laws as of the date of this Agreement and may not be sold, transferred, assigned, pledged or otherwise transferred or disposed of unless there is an effective registration statement under the Securities Act covering such securities and the securities have been qualified or registered under applicable state securities laws or an exemption from the registration requirements of the Securities Act and such laws is available. Seller also understands that until such time as the Restricted Stock is registered under the Securities Act or under applicable state securities laws or an exemption from the registration requirements of the Securities Act and such laws is available, certificates representing such Restricted Stock shall bear an appropriate legend regarding the restrictions on transfer and Buyer shall order any transfer agent it may appoint to stop the transfer thereof absent compliance with such restrictions.

(b) Seller is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act. Seller (i) acknowledges that Buyer has made available to Seller a copy of the Buyer SEC Filings, (ii) understands that it has not been furnished with any exhibits to the Buyer SEC Filings and that it may, upon its written request, receive from Buyer a copy of any such exhibit and (iii) acknowledges that it has been provided an opportunity to ask questions and receive answers from Buyer concerning the terms and conditions of the offering of the Restricted Stock and to obtain any additional information which Buyer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of any information furnished with such offering.

Section 4.19 Capitalization. The authorized capital ownership interest of Seller consists only of capitalization amounts contributed by the Members identified in Schedule 4.19 of the Disclosure Schedules. Except as set forth in Schedule 4.19 of the Disclosure Schedule, Seller has not authorized any other measures of capital ownership of Seller. Except as set forth in Schedule 4.19 of the Disclosure Schedule, there are no agreements, arrangements or understandings to which Seller or the Members are a party (written or oral) to issue any other measures of capital ownership of Seller, there are no options or other rights to require such units or other measures of capital ownership and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of any units or other measures of capital ownership of Seller created by statute, the Certificate of Formation of Seller or the Seller Operating Agreement, or any agreement or other arrangement to which Seller or any of the Members are a party or to which they are bound and there are no agreements, arrangements or understandings to which Seller or the Members are a party (written or oral) pursuant to which Seller has the right to elect to satisfy any Liability by issuing any units or other measures of capital ownership of Seller. Other than the Seller Operating Agreement, Seller is not a party or subject to any agreement or understanding, and, to Seller’s and the Members’ knowledge after due inquiry, there is no agreement, arrangement or understanding between or among any Persons which affects, restricts or relates to voting, giving of written consents, distributions, allocation of profits and losses, or transferability of units or other measures of capital ownership of Seller, including any voting trust agreement or proxy.

Section 4.20 No Liabilities on Closing Date. Except as set forth in Schedule 4.20 of the Disclosure Schedules, Seller shall have no Liabilities or Indebtedness on the Closing Date including, without limitation, Liabilities or Indebtedness associated with the following: (a) all Liabilities of Seller relating to Indebtedness for borrowed money; (b) all Liabilities of Seller for federal, state, local or foreign Taxes, including Taxes incurred in respect of or measured by the income of Seller earned on or realized prior to the Closing Date, including any gain and income from the sale of the Purchased Assets and other transactions contemplated herein; (c) all Liabilities for all environmental, ecological, health or safety claims to the extent arising out of the operation of the Business or the Purchased Assets by Seller on or before the Closing Date; (d) all Liabilities of Seller arising in connection with its operations unrelated to the Business except as otherwise specifically provided in Schedule 4.20 of the Disclosure Schedule; (e) any liability of Seller based on its tortious or illegal conduct; and (f) any liability or obligation incurred by Seller in connection with the negotiation, execution or performance of this Agreement and the transactions contemplated hereby, including, without limitation, all legal, accounting, brokers’, finders’ and other professional fees and expenses.

Section 4.21 No Additional Activities. Since the Assumption Date, the Members have not engaged in any activities related to the Business, except as an agent, executive, consultant, employee and/or director of the Company including, without limitation, any activities in their individual capacity or as an agent, member, manager, employee, officer and/or director of Seller. Since the Assumption Date, Seller has not engaged in any activities related to the Business.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of South Carolina.

Section 5.02 Authority of Buyer. Buyer has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the partnership agreement of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a Material Adverse Effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business, the Purchased Assets and the Assumed Liabilities, and acknowledges that it has been provided adequate access to the personnel, properties, assets, books and records, and other documents and data of Seller for such purpose. Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VI
COVENANTS

Section 6.01 Books and Records. In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of six (6) years after the Closing, Buyer shall (and shall cause its Affiliates to) (a) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and (b) upon reasonable notice, afford Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

Section 6.02 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 6.03 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 6.04 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.05 Limitations on Sellers’ Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER CONTAINED IN ARTICLE IV HEREOF, (I) SELLER MAKES NO OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO (A) THE VALUE, DESIGN, UTILITY, QUALITY, MANUFACTURE, FITNESS OR CONDITION OF THE PURCHASED ASSETS, (B) THE ABSENCE OF DEFECTS (LATENT OR APPARENT), (C) FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTY OF MERCHANTABILITY OR TITLE OR WARRANTY (LEGAL OR CONVENTIONAL) OF QUALITY OR (D) THE TRANSACTIONS CONTEMPLATED HEREBY AND (II) SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY EXPRESS OR IMPLIED WARRANTY, GUARANTEE, STATEMENT, PROMISE, REPRESENTATION OR INFORMATION MADE OR FURNISHED BY ANY BROKER, AGENT, EMPLOYEE OR OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLER OR ARISING OUT OF ANY USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE.

Section 6.06 Buyer Financial Statements and Information. Buyer shall maintain its financial statements in accordance with GAAP.

Section 6.07 Seller Inspection. Seller shall be entitled to inspect, and may select an accounting firm (or other Representatives) to inspect, during normal business hours and on reasonable notice to Buyer, such books and records in order to verify the accuracy of the cumulative consolidated net income reported by Buyer. Seller shall be solely responsible for its fees and costs related to such inspection (including the fees and costs of such accounting firm or other Representatives), unless a discrepancy with respect to the amount of cumulative consolidated net income exceeding 5% is revealed by such audit, in which case Buyer shall be responsible for all of Seller’s fees and costs related to such audit. If Seller (or its accounting firm or other Representatives, as applicable) determines that any such books and records are inaccurate, Buyer shall correct the inaccuracy. If Buyer does not correct the inaccuracy, Seller will share sufficient information with Buyer to allow the parties to resolve in good faith the alleged inaccuracy. In the event that Buyer ceases to be subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, then Buyer shall retain an independent accounting firm reasonably satisfactory to Seller to maintain all books and records with respect to the cumulative consolidated net income. If the majority of the business, assets and/or stock of Buyer is acquired prior to the date of the final payment pursuant to Section 2.05, whether pursuant to merger or otherwise, then Buyer shall take all necessary and appropriate action to cause the acquirer(s) in such transaction to comply with the provisions of Section 2.05.

Section 6.08 Consents of Third Parties. Seller shall obtain the consent in writing of all persons necessary to permit Seller to assign and transfer all of the Purchased Assets to Buyer, free and clear of all liens, security interests, restrictions, claims and encumbrances (other than the Assumed Liabilities) and to perform its obligations under, and to conclude the transactions contemplated by, this Agreement in order that the performance hereof will not result in the termination of, or any violation, breach or default under any material contracts, loans, notes, agreements, obligations, leases, permits or licenses to which Seller is a party or by which any of Seller’s property is bound.

Section 6.09 Survival of Covenants. Except as otherwise provided herein, each of the covenants set forth in Article VI shall survive the Closing.

ARTICLE VII
DISCLAIMER; SURVIVAL; INDEMNIFICATION; SET-OFF

Section 7.01 Survival. All of the Fundamental Representations will survive the Closing, regardless of any investigation made by Buyer. All of the additional representations and warranties of the parties contained in this Agreement, in any document to be delivered pursuant to this Agreement, in any document delivered in connection with the Closing, or in any other document delivered or to be delivered in connection with the transactions contemplated hereunder will survive for eighteen (18) months following the Closing and will thereafter expire, regardless of any investigation made by any of the parties hereto.

Section 7.02 Indemnification By Seller. Seller agrees to indemnify and hold each of Buyer and its Affiliates, stockholders, officers, directors, employees, agents and successors and assigns (collectively, the “Buyer Indemnitees”) harmless against and in respect of (i) all obligations and Liabilities of Seller or the Members, whether accrued, absolute, fixed, contingent or otherwise, not expressly assumed by Buyer pursuant to this Agreement, (ii) any loss, liability or damage incurred or sustained by any Buyer Indemnitee as a result of any breach by Seller or the Members of this Agreement, including, without limitation, any breach of any of the representations, warranties and covenants contained herein or in certificates or other documents delivered hereunder or pursuant hereto or otherwise in connection with the transactions contemplated hereby, (iii) any loss, liability, penalties, interest or other damage incurred in connection with this Agreement under any bulk sales law, and (iv) all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by any Buyer Indemnitee in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 7.02.

Section 7.03 Indemnification By Buyer. Buyer agrees to indemnify and hold each of the Seller and their respective Affiliates, stockholders, officers, directors, employees, agents and successors and assigns (collectively, the “Seller Indemnitees”) harmless against and in respect of (i) all obligations and Liabilities arising under the Assumed Liabilities from and after the Closing Date, (ii) any loss, liability or damage incurred or sustained by any Seller Indemnitee as a result of any breach by Buyer of this Agreement, including, without limitation, any breach of any of the representations, warranties and covenants contained herein or in certificates or the documents delivered hereunder or pursuant hereto or otherwise in connection with the transactions contemplated hereby, and (iii) all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 7.03.

Section 7.04 Certain Limitations. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a) In the absence of fraud or intentional misrepresentation, shall not be liable to the Indemnified Party for indemnification under Section 7.02 or Section 7.031 as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a) exceeds $500,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $50,000 (which Losses shall not be counted toward the Deductible).

(b) In the absence of fraud or intentional misrepresentation, the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02 or Section 7.03, as the case may be, shall not exceed fifteen percent (15%) of the maximum Purchase Price payable under this Agreement received or to be received by the Seller (when, as and if earned), except for Losses related to the Fundamental Representations which shall not exceed the maximum Purchase Price payable under this Agreement received or to be received by the Seller (when, as and if earned).

(c) Payments by an Indemnifying Party pursuant to Section 7.02(a) or Section 7.03(a) in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any such Losses prior to seeking indemnification under this Agreement.

(d) Payments by an Indemnifying Party pursuant to Section 7.02 or 7.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(e) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f) Each Indemnified Party shall take, and cause its Affiliates to take commercially reasonable steps to mitigate any Loss subject to Sections 7.02(a) or 7.03(a), as the case may be, upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g) Seller shall not be liable under Section 7.02(a) for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

Section 7.05 Indemnification Procedures.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.05(b). If an offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party.

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 10 days after its receipt of such notice to respond in writing to such Direct Claim. During such 10-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any relevant accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 10-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. In the event of any claim for indemnity under Section 7.03, Buyer agrees to give Seller and its Representatives reasonable access to its books and records and employees relating to the Purchased Assets and the Business (and the operations thereof) in connection with the matters for which indemnification is sought to the extent Seller reasonably deems such access necessary in connection with its rights and obligations under this Article VII and at no cost to Seller.

Section 7.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.07 Right to Assert Defenses and Rights. Buyer hereby agrees that Seller shall have the right to assert on its behalf, and Seller shall have the benefit of, any defense or right included in the Purchased Assets in connection with Seller’s defense of any matter with respect to which a Buyer Indemnitee is seeking indemnification under this Article VII.

Section 7.08 Exclusive Remedies. Subject to Section 8.09, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 8.09 or to seek any remedy on account of any fraud by any party hereto.

Section 7.09 Right to Set-Off. Notwithstanding anything in this Agreement to the contrary, upon notice to Seller specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under this Section 7 against any amounts payable to Seller including, without limitation, amounts payable under Section 2 of this Agreement. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a breach of any duty or agreement between Buyer and Seller. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Expenses. Except as otherwise expressly provided by this Agreement, each of the parties hereto will bear all legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated; provided that at Closing, Buyer shall reimburse Seller for all reasonable costs and expenses including, without limitation, fees and disbursements of counsel, financial advisors, tax advisors and accountants, incurred in connection with this Agreement and legal, tax and valuation assessments conducted in anticipation of this agreement including but not limited to the fees and expenses of Martin LLP, which fees shall not exceed $100,000. Buyer shall also reimburse Seller for any costs associated with preparing, filing and administering the regulatory notice as required in Section 2.06(c), which costs shall not exceed $30,000.

Section 8.02 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be (a) delivered by a recognized overnight courier service, (b) sent by registered or certified mail (postage prepaid, return receipt requested) or (c) sent by telecopy or other written form of electronic communication (with a copy thereof delivered in accordance with clause (a), (b) or (c) of this Section 8.02) to the parties at the following respective addresses:

(A)	Seller:

MPIB Holdings, LLC c/o Kathleen M. DeCruze
Martin, DeCruze & Company, LLP 2777 Summer Street, Suite 401 Stamford, CT 06905
Facsimile: (203) 977-8314 E-mail: gordonabaird@gmail.com Attention: Gordon A. Baird

With a copy to:

Martin LLP 262 Harbor Drive, 3rd Floor Stamford, CT 06902
Facsimile: 203-973-5250 Email: cmartin@martinllp.net Attention: Christopher Martin

(B)	Buyer:
Independence Bancshares, Inc. 500 East Washington Street Greenville SC 29601 Facsimile: (864) 672-1777 E-mail: mlong@indepbanc.com Attention: Martha Long, CFO or to such other Persons or at such other addresses as shall be furnished by like notice to the other party, and such notice or other communication shall be deemed to have been given or made as of the date so delivered or received.

(C)	Designated Account
MPIB Holdings LLC Citibank ABA Number: 221172610 Account Number: 1255427174 Memo: Independence MPIB Payment

Section 8.03 Headings. The headings in this Agreement are for convenience of reference only and shall not define, limit or otherwise affect the interpretation of this Agreement or any of the terms and provisions hereof.

Section 8.04 Severability. Any provision hereof which is held by any court of competent jurisdiction in any jurisdiction to be illegal, void or unenforceable shall, as to such jurisdiction, be ineffective to the extent of such illegality or unenforceability without invalidating the remaining provisions hereof, and any such illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the fullest extent permitted by applicable Law, the parties hereby waive any provision of Law which may render any provision hereof prohibited or unenforceable in any respect.

Section 8.05 Entire Agreement. This Agreement together with the schedules and exhibits hereto (which schedules and exhibits are deemed a part of this Agreement) and any further agreements entered into by Buyer and Seller at the Closing (including the other Transaction Documents), (a) contain the entire agreement and understanding of the parties with respect to the subject matter hereof and (b) supersede all prior negotiations, discussions, correspondence, communications, understandings, drafts and agreements between the parties relating to the subject matter hereof, including without limitation any non-disclosure or confidentiality agreement between the parties, all of which are merged into this Agreement.

Section 8.06 Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the rights or obligations under this Agreement (whether by merger, operation of law or otherwise) without the prior written consent of the other party hereto, and any such purported assignment or delegation without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, shall confer upon any Person other than a party to this Agreement or a party’s permitted successors and assigns, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement except, with respect to Article VII, to the extent that certain third-parties are expressly covered as Buyer Indemnitees or Seller Indemnitees.

Section 8.07 Amendment and Modification; Waiver.

(a) This Agreement may be amended, modified, supplemented or restated only by a written instrument executed by the parties hereto. The terms of this Agreement may be waived only by a written instrument executed by the party waiving compliance.

(b) The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach, whether or not similar, and no such waiver shall operate or be construed as a continuing waiver unless so provided.

(c) No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 8.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement including its formation, performance, termination or enforcement, and the parties’ relationship in connection therewith, together with any related claims whether sounding in contract, tort or otherwise, shall be governed by and construed and enforced in accordance with the Laws of the State of New York, without regard to any conflicts of law rules that might apply the Laws of any other jurisdiction.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.08(c).

Section 8.09 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement, and all signatures need not appear on any one counterpart. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format or any similar format, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

Section 8.11 Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or Liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

Section 8.12 Rules of Construction. For all purposes of this Agreement, except as otherwise expressly provided for herein or unless the context of this Agreement otherwise requires:

(a) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, schedule and exhibit references shall refer to this Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both singular and plural forms of such terms.

(d) Words of any gender are deemed to include each other gender.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f) A reference to any agreement shall be to such agreement (together with the schedules and exhibits attached hereto) as it may have been amended, modified, supplemented, waived or restated from time to time in accordance with its terms.

(g) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and rules issued thereunder or pursuant thereto.

(h) All references to “$”, “funds” and “dollars” refer to United States currency unless otherwise expressly provided.

Section 8.13 Press Releases and Announcements. No party will issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing Date without the prior written approval of the other parties; provided that any party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing party will advise the other parties prior to making such disclosure).

Section 8.14 Attorney’s Fees. Should a suit or arbitration be brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees to be fixed in amount by the Court or the arbitrator(s) if applicable (including without limitation costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit or arbitration, as applicable, regardless of whether such suit or arbitration proceeds to a final judgment or award.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

MPIB HOLDINGS, LLC

By:

Name:
Title:

BUYER:

INDEPENDENCE BANCSHARES, INC.

By:
Name:
Title:

SCHEDULE 1
DEFINITIONS

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Agreement” has the meaning set forth in the preamble.

“Assigned Contracts” has the meaning set forth in Section 2.01(d).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Assumption Date” has the meaning set forth in Section 2.03.

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(e).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Connecticut and South Carolina are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Claims” has the meaning set forth in Section 2.01(g).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements, whether written or oral.

“Cumulative consolidated core net income” has the meaning set forth in Section 2.05(c).

“Cumulative consolidated gross revenues of net interest income and non-interest revenues” has the meaning set forth in Section 2.05(c).

“Deductible” has the meaning set forth in Section 7.04(a).

“Deferred Purchase Price Trigger Event” has the meaning set forth in Section 2.05(c).

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Fundamental Representations” means the representations set out in Sections 4.01 (Organization and Qualification), 4.02 (Authority), 4.03 (No Conflicts; Consents), 4.07 (Title to and Sufficiency of Assets), 4.10 (Compliance with Laws; Permits), 4.12 (Tax Matters), 4.14 (No Undisclosed Liabilities), as well as Sections 5.01 (Organization), 5.02 (Authority), and 5.03 (No Conflicts; Consents).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indebtedness” means with respect to any Person, at any date, without duplication, (A) all obligations of such Person for borrowed money, including, without limitation, all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (B) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (C) all obligations of such Person to pay the deferred purchase price of the property or services, (D) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (E) all capitalized lease obligations as defined in accordance with GAAP, (F) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP, and (G) all indebtedness of any other Person of the type referred to in clauses (A) to (F) above directly or indirectly guaranteed by such Person or secured by any assets of such Person.

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.

“Intellectual Property” means and includes patents, patent applications and the right to file for patent applications (including but not limited to continuations, continuations-in-part, divisionals and reissues), trademarks, logos, service marks, trade names and service names (in each case whether or not registered) and applications for and the right to file applications for registration thereof, copyrights (whether or not registered) and applications for and the right to file applications for registration thereof, moral rights, mask works and mask work registrations and applications for the right to file applications for registration thereof, trade secrets, trade dress, publicity and privacy rights, and any other intellectual property rights arising under the laws of the United States of America, any State thereof, or any country or province.

“Intellectual Property Agreements” means and includes all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property or the Business.

“Intellectual Property Registrations” means and includes all Intellectual Property Rights that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Intellectual Property Rights” means and includes all Intellectual Property that is owned by Seller and used in connection with or necessary for the conduct of the Business.

“Inventions Assignment Agreement” has the meaning set forth in Section 3.02.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means (a) actual knowledge or (b) knowledge that would be expected to be obtained after a reasonably comprehensive investigation concerning the matter at issue. Seller will be deemed to have Knowledge of a matter if the Members, any Affiliate of Seller, or any employee of Seller with responsibility for such matter has, or at any time had, Knowledge of such matter.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due; provided, however, that solely with respect to Assumed Liabilities, the term Liability shall not include liabilities, obligations and commitments to the extent arising from Assumed Liabilities.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable or Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been made, and (b) purchase money liens and liens securing rental payments under capital lease arrangements.

“Loss” means any loss, claim, demand, Governmental Order, damage (including incidental, consequential and punitive damages) , penalty, fine, cost (including any opportunity cost), settlement payment, Liability, Tax, Encumbrance, diminution of value, expense, fee, court costs or attorneys’ fees and expenses.

“Material Adverse Effect” means any condition, circumstance, change or effect that is or is reasonably likely to be materially adverse to the Purchased Assets, the Business or the results of operations, profits, prospects or condition (financial or otherwise) of Seller, with respect to the Business, considered as a whole.

“Material Contracts” has the meaning set forth in Section 4.06(a).

“Members” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Stock” and “Restricted Stock Agreement” have the meaning set forth in Section 2.05(c).

“Retained Liabilities” has the meaning set forth in Section 2.04.

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other “, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means has the meaning set forth in Section 4.04.

“Third Party Claim” has the meaning set forth in Section 7.05(a).

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Inventions Assignment Agreement, the Restricted Stock Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Vesting Restrictions” has the meaning set forth in Section 2.05(d).

DISCLOSURE SCHEDULES

References; Defined Terms. All references to “Sections” in the Schedules shall be deemed to refer to the provisions of the Agreement, unless the context clearly requires otherwise, and, additionally, such Section references correspond to the respective representations and warranties. Any capitalized terms used in any Schedule that are not defined therein, but which are defined in the Agreement, shall have the respective meanings given to those terms in the Agreement. Any capitalized term defined in any Schedule shall have the same meaning when used in any of the other Schedules, unless the context clearly requires otherwise.

EXHIBIT A
BILL OF SALE

BILL OF SALE

WHEREAS, pursuant to the Asset Purchase Agreement dated as of May __, 2015, by and between INDEPENDENCE BANCSHARES, INC., a South Carolina corporation (“Buyer”) and MPIB HOLDINGS, LLC, a Delaware limited liability company (“Seller”), the Sellers have agreed to transfer certain assets used by the Sellers in conducting its business;

NOW THEREFORE, for good and valuable consideration paid by the Buyer to the Seller, the receipt and adequacy of which are hereby acknowledged, the Seller does hereby assign, grant, sell, transfer and deliver to the Buyer, its successors and assigns, in accordance with the Asset Purchase Agreement, the Seller’s right, title and interest and claim in and to all of the Purchased Assets as and to the extent set forth in the Asset Purchase Agreement and any Exhibits thereto. Unless otherwise defined herein, all capitalized terms used in this Bill of Sale shall have the meanings attributed to them in the Asset Purchase Agreement. The Seller acknowledges that the Buyer does not assume and shall have no liability for any debts, liabilities or obligations of Seller of any kind whatsoever except related to the Assumed Liabilities as specifically set forth in the Asset Purchase Agreement.

The Seller does hereby covenant with the Buyer and its successors and assigns that it is lawfully seized of the foregoing properties and assets, that they hold the foregoing properties and assets free and clear of all liens, claims, encumbrances, security interests, pledges, leases, equities, conditional sales contracts, charges, restrictions and chattel mortgages of any kind whatsoever, that they have good title to, and good and lawful authority to convey, the foregoing properties and assets, and that they will protect and defend the Buyer’s right, title and interest in and to such properties and assets.

This Bill of Sale and Assignment has been duly executed by the Seller to the Buyer as of the May __, 2015.

MPIB HOLDINGS, LLC

By:

Member

EXHIBIT B
ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

WHEREAS, pursuant to the Asset Purchase Agreement dated as of May __, 2015 (the “Asset Purchase Agreement”), by and between Independence Bancshares, Inc. (the “Purchaser”) and MPIB Holdings, LLC (the “Seller”), Seller has agreed to transfer certain assets and liabilities as set forth in the Asset Purchase Agreement; and

WHEREAS, pursuant to the Asset Purchase Agreement, the Seller has agreed to sell, assign, convey, transfer, and deliver to the Purchaser, and the Purchaser has agreed to purchase and assume from the Seller, the Purchased Assets and the Assumed Liabilities (as each is defined in the Asset Purchase Agreement and Exhibits thereto).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller hereby fully and completely assigns, conveys, transfers, and delivers, and the Purchaser hereby fully and completely assumes, liability for the payment and performance of all Purchased Assets and Assumed Liabilities transferred pursuant to the Asset Purchase Agreement, as of 11:59 p.m. on the date hereof.

All terms and provisions of this Assignment and Assumption Agreement (this “Agreement”) shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted transferees, successors and assigns; provided, that this Agreement and all rights, privileges, duties and obligations of the parties hereto or hereunder may not be assigned or delegated by either party hereto without the prior written consent of the other party to this Agreement.

With the exception of the Assumed Liabilities (as defined in the Asset Purchase Agreement), this Agreement shall not create in any third parties any rights, remedies, or claims against the Purchaser which such parties did not have against the Sellers prior to the execution and delivery of this Agreement with respect to the Purchased Assets. The Seller shall retain all of its liabilities and obligations arising or alleged to arise from, in connection with, or resulting from the ownership of the Purchased Assets, and operation of the Business (as defined in the Asset Purchase Agreement) as provided in the Asset Purchase Agreement, and shall pay and perform all such liabilities and obligations in the ordinary course of business (as defined in the Asset Purchase Agreement) when due.

This Agreement is given pursuant to the provisions of the Asset Purchase Agreement and, except as herein otherwise provided, the assignment and assumption of the Purchased Assets and the Assumed Liabilities hereunder is made subject to the terms and provisions of the Asset Purchase Agreement.

This Agreement is made and entered into in the State of New York and the laws of that state shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective obligations hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

MPIB HOLDINGS, LLC

By:
Name:
Title:

BUYER:

INDEPENDENCE BANCSHARES, INC.

By:
Name:
Title:

EXHIBIT C
RESTRICTED STOCK AGREEMENT

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) dated as of May __, 2015, is entered into by and among INDEPENDENCE BANCSHARES, INC., a South Carolina corporation (the “Company”) and MPIB HOLDINGS, LLC, a Delaware limited liability company (“MPIB”). Capitalized terms used, but not otherwise defined, in this Agreement shall have the respective meanings specified in the Purchase Agreement (defined below).

RECITALS

WHEREAS, the Company and MPIB entered into an Asset Purchase Agreement of even date herewith (the “Purchase Agreement”) whereby the Company agreed to purchase the certain assets of MPIB (the “Purchased Assets”);

WHEREAS, pursuant to the Purchase Agreement, the Company has agreed to issue One Million Five Hundred Thousand (1,500,000) shares of common stock of the Company, subject to the restrictions set forth in the Purchase Agreement and herein;

WHEREAS, MPIB is willing to receive the shares of the common stock of the Company in connection with the Purchase Agreement and MPIB agrees to abide by the obligations imposed under this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree as follows:

1. RESTRICTED STOCK.

(a) Subject to the restrictions set forth in this Agreement including, without limitation, Section 1(b) below, the Company hereby issues One Million Five Hundred Thousand (1,500,000) shares of common stock of the Company (the “Restricted Stock”) to MPIB.

(b) Notwithstanding anything in this Agreement, the Purchase Agreement and the Transaction Documents to the contrary, the Restricted Stock is subject to the following restrictions (the “Vesting Restrictions”): (i) the Restricted Stock shall not vest with MPIB or any of its Affiliates (or any transferee thereof) unless and until there is a Deferred Purchase Price Trigger Event; and (ii) the Restricted Stock shall not vest with MPIB or any of its Affiliates (or any transferee thereof) and shall be returned by MPIB to the Company if the Deferred Purchase Price Trigger Event does not occur on or before the tenth (10th) anniversary of the Closing Date.

(c) The certificates for the Restricted Stock shall be held in the custody of MPIB. Each existing or replacement certificate for shares now owned or hereafter acquired by MPIB shall bear the following legend upon its face:

THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT, OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN RESTRICTED STOCK AGREEMENT BY AND BETWEEN THE SHAREHOLDER AND THE COMPANY AND BY THE COMPANY’S BYLAWS, COPIES OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Following the Registration Date (defined below) and satisfaction of the Vesting Restrictions, MPIB shall be entitled to have the restrictive legend set forth above removed from the share certificates.

(d) Following the satisfaction of the Vesting Restrictions, MPIB shall have all rights and privileges of a shareholder as to the shares of Restricted Stock, including the right to vote and receive distribution and liquidation proceeds and profit and loss allocations with respect to the shares of Restricted Stock.

2. Registration Rights.

(a) The Company shall, not later than 90 days following the satisfaction of the Vesting Restrictions (the “Filing Date”), prepare and file with the SEC a Registration Statement pursuant to Rule 415 (or any appropriate similar rule that may be adopted by the SEC) under the Securities Act of 1933 (the “Act”) covering the Restricted Stock (the “Shelf Registration”). The Shelf Registration shall be on Form S-1 or another appropriate form permitting registration of the Restricted Stock for resale by MPIB from time to time.

(b) The Company shall use its best efforts to cause the Shelf Registration to become effective under the Act as soon as practicable following the Filing Date. Subject to the requirements of the Act including, without limitation, requirements relating to updating through post-effective amendments or otherwise, the Company shall use its best efforts to keep the Shelf Registration continuously effective until the later of (i) the third anniversary of the Filing Date or (ii) such time as all of the Restricted Stock may be traded pursuant to Rule 144 under the Act by persons who are not at such time affiliates of the Company within the meaning set forth in Rule 144 under the Act. The Company shall use its best efforts to take such actions under the laws of various states as may be required to cause the resale of the Restricted Stock pursuant to the Shelf Registration to be lawful.

(c) Following the effectiveness of a Registration Statement filed pursuant to this section, the Company may, at any time, suspend the effectiveness of such Registration Statement for up to 60 days, as appropriate (a “Suspension Period”), by giving notice to MPIB, if the Company shall have determined that the Company may be required to disclose any material corporate development which disclosure may have a material adverse effect on the Company. MPIB agrees that, upon receipt of any notice from the Company of a Suspension Period, MPIB shall forthwith discontinue disposition of shares covered by such Registration Statement or Prospectus until MPIB (i) is advised in writing by the Company that the use of the applicable Prospectus may be resumed, (ii) has received copies of a supplemental or amended Prospectus, if applicable, and (iii) has received copies of any additional or supplemental filings which are incorporated or deemed to be incorporated by reference in such Prospectus.

3. Approvals Required for Transfer.

(a) The Company shall not register the transfer of any certificate representing the Restricted Stock unless its Board of Directors concludes, in its sole discretion, that MPIB has complied with the Vesting Restrictions.

(b) Notwithstanding any other provision herein, the Company may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to the Restricted Stock.

4. Representations of MPIB.

(a) MPIB hereby represents, warrants, and covenants that it: (i) understands that the issuance of the Restricted Stock has not been registered under the Act, the shares are offered pursuant to an exemption thereunder, and the offering has not been approved or disapproved by the Securities and Exchange Commission or by any other federal or state agency; (ii) is acquiring the Restricted Stock for their own account for investment, not on behalf or for the benefit of any other person, and has no intention of distributing such shares to others in violation of the Act; (iii) understands that the shares are illiquid, subject to resale restrictions imposed by the securities laws of various states, and may not be sold without compliance with such laws and he may be required to hold the shares indefinitely; and (iv) resides in the State of Connecticut. MPIB also represents and warrants that MPIB is an accredited investor as that term is defined in Regulation D of the Act.

(b) MPIB acknowledges that two of its members are directors of the Company and as such are aware of the Company’s business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Restricted Stock. In addition, MPIB has been granted access to, and had the opportunity to review, financial and other information relating to the Company and the terms and conditions of an investment in the Restricted Stock, as well as such other information as MPIB deems necessary or appropriate as a prudent and knowledgeable investor in evaluating the merits and risks of an investment in the Restricted Stock. MPIB has been granted access to, and had the opportunity to review, copies of all quarterly and annual filings by the Company with the Securities and Exchange Commission during 2012, 2013, and 2014. MPIB has had the opportunity to ask questions of, and receive satisfactory answers from, the Company concerning the terms and conditions of an investment in the Restricted Stock and the information concerning the Company that MPIB has reviewed.

5. Miscellaneous.

(a) Each of the parties hereto will bear all legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement.

(b) All notices and other communications given or made pursuant hereto shall be in writing and shall be (i) delivered by messenger, (ii) delivered by a recognized overnight courier service, (iii) sent by registered or certified mail (postage prepaid, return receipt requested) or (iv) sent by telecopy or other written form of electronic communication (with a copy thereof delivered in accordance with clause (i), (ii) or (iii) of this Section 5(b)) to the parties at the following respective addresses:

MPIB:

MPIB Holdings, LLC
c/o Kathleen M. DeCruze
Martin, DeCruze & Company, LLP
2777 Summer Street, Suite 401
Stamford, CT 06905
Facsimile: (203) 977-8314
E-mail: gordonabaird@gmail.com
Attention: Gordon A. Baird

With a copy to:

Martin LLP
262 Harbor Drive, 3rd Floor
Stamford, CT 06902

Facsimile: 203-973-5250
Email: cmartin@martinllp.net
Attention: Christopher Martin
The Company:

Independence Bancshares, Inc.
500 East Washington Street
Greenville SC 29601
Facsimile: (864) 672-1777
E-mail: mlong@indepbanc.com
Attention: Martha Long, CFO

or to such other Persons or at such other addresses as shall be furnished by like notice to the other party, and such notice or other communication shall be deemed to have been given or made as of the date so delivered or received.

(c) The headings in this Agreement are for convenience of reference only and shall not define, limit or otherwise affect the interpretation of this Agreement or any of the terms and provisions hereof.

(d) Any provision hereof which is held by any court of competent jurisdiction in any jurisdiction to be illegal, void or unenforceable shall, as to such jurisdiction, be ineffective to the extent of such illegality or unenforceability without invalidating the remaining provisions hereof, and any such illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the fullest extent permitted by applicable law, the parties hereby waive any provision of law which may render any provision hereof prohibited or unenforceable in any respect.

(e) This Agreement and any further agreements entered into by the Company and MPIB at the Closing (including the other Transaction Documents), (a) contains the entire agreement and understanding of the parties with respect to the subject matter hereof and (b) supersedes all prior negotiations, discussions, correspondence, communications, understandings, drafts and agreements between the parties relating to the subject matter hereof, including without limitation any non-disclosure or confidentiality agreement between the parties, all of which are merged into this Agreement.

(f) This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the rights or obligations under this Agreement (whether by merger, operation of law or otherwise) without the prior written consent of the other party hereto, and any such purported assignment or delegation without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, shall confer upon any person other than a party to this Agreement or a party’s permitted successors and assigns, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

(g) This Agreement may be amended, modified, supplemented or restated only by a written instrument executed by the parties hereto. The terms of this Agreement may be waived only by a written instrument executed by the party waiving compliance.

(h) The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach, whether or not similar, and no such waiver shall operate or be construed as a continuing waiver unless so provided.

(i) No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(j) This Agreement including its formation, performance, termination or enforcement, and the parties’ relationship in connection therewith, together with any related claims whether sounding in contract, tort or otherwise, shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to any conflicts of law rules that might apply the Laws of any other jurisdiction.

(k) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(l) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(l).

(m) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

(n) This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement, and all signatures need not appear on any one counterpart. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically or any similar format, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

(o) This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

(p) Should a suit or arbitration be brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees to be fixed in amount by the Court or the arbitrator(s) if applicable (including without limitation costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit or arbitration, as applicable, regardless of whether such suit or arbitration proceeds to a final judgment or award.

(q) MPIB shall be responsible for all federal, state, and local income taxes payable with respect to this award of Restricted Stock. MPIB shall have the right to make such elections under the Internal Revenue Code as are available in connection with this award of Restricted Stock.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MPIB:

MPIB HOLDINGS, LLC

By:
Name:
Title:

THE COMPANY:

INDEPENDENCE BANCSHARES, INC.

By:
Name:
Title:

EXHIBIT D
INVENTIONS ASSIGNMENT AGREEMENT

MPIB HOLDINGS, LLC
CONFIDENTIALITY & INVENTIONS AGREEMENT

This Agreement is entered into by and between MPIB Holdings, LLC (the “Company”), and Alvin Hageman (the “Director”), effective as of ____________, being the first date on which the Director provided services for the Company (the “Effective Date”).

In consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and between the parties as follows:

1. Confidential Information.

(a) Company Information. Director shall at all times during the term of Director’s service to the Company and thereafter, hold in the strictest confidence, and not use, except for the benefit of the Company, or disclose to any person, firm or corporation, without written authorization of the Chief Executive Officer of the Company, any Confidential Information of the Company. As used herein, “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, investors, business partners, customer lists and customers (including, but not limited to, those of the Company on whom Director has called or with whom Director became acquainted during the term of Director’s service to the Company), markets, technology, developments, inventions, processes, methods of operation, formulas, designs, drawings, engineering, marketing, finances or other business information disclosed to Director by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. “Confidential Information” does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Director or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(b) Former Employer Information. Director shall not, during Director’s service to the Company, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity and Director shall not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. Director shall hold in the strictest confidence all confidential or proprietary information that the Company has received from any third party and with respect to which it is the Company’s obligation to maintain confidence. Director shall only use such information for certain limited purposes in the strictest confidence and shall not disclose such information to any person, firm or corporation, or use such information except as necessary in carrying out Director’s work for the Company consistent with the Company’s agreement with such third party.

2. Inventions. Director hereby represents, warrants and covenants as follows:

(a) Inventions Retained and Licensed. Director hereby represents that, other than disclosed on Schedule A, there are no inventions, original works of authorship, developments, improvements, and trade secrets which were made by Director prior to Director’s service to the Company (collectively referred to as “Prior Inventions”), which belong to Director (and not to any prior employer), which relate to the line of business of the Company, namely the business of developing mobile payments and digital banking technologies and processes including technology architectures, regulatory and compliance infrastructures, market research, pricing strategies, customer lists, vendor due diligence and relationships, and documentation, processes and procedures and intellectual property to support patent applications for unique processes and other applicable intellectual property and other consulting and financial services-related businesses (the “Line of Business”), and which are not assigned to the Company hereunder. If in the course of Director’s service to the Company, Director incorporates into a product, process or machine for the benefit of the Company a Prior Invention owned by Director or in which the Director has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. Director shall make, or will promptly make, full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all of Director’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Director may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Director is providing services to the Company which relate to the Line of Business (collectively referred to as “Inventions”). Director hereby acknowledges that all original works of authorship that are made by Director (solely or jointly with others) within the scope of and during the period of Director’s service to the Company which relate to the Project are (i) “works made for hire,” as that term is defined in the United States Copyright Act (to the extent protectable by copyright); and (ii) together with all related intellectual property rights of any sort anywhere in the world, the sole property of the Company. Director hereby understands and agrees that the decision whether or not to commercialize or market any Inventions developed by Director solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Director as a result of the Company’s efforts to commercialize or market any such Inventions.

(c) Patent and Copyright Registrations. Director shall assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Director agrees that it is Director’s obligation to execute or cause to be executed, when it is in Director’s power to do so, any such instrument or papers after the termination of this Agreement. If the Company is unable because of the Director’s mental or physical incapacity or for any other reason to secure Director’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as set forth above, then Director hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Director’s agent and attorney in fact, to act for and in Director’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Director.

3. Returning Company Documents. Upon any termination of service to the Company, Director covenants that Director shall deliver to the Company (and will not keep in Director’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Director pursuant to Director’s service to the Company or otherwise belonging to the Company, its successors or assigns.

4. Miscellaneous.

(a) Right to Advice of Counsel. Director acknowledges that Director has had the right to consult with counsel and is fully aware of Director’s rights and obligations under this Agreement.

(b) Successors. This Agreement may not be assigned by Director without the consent of the Company. This Agreement shall inure to the benefit of the Company’s successors and assigns.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Agreement.

(d) Governing Law. This Agreement including its formation, performance, termination or enforcement, and the parties’ relationship in connection therewith, together with any related claims, shall be governed by and construed and enforced in accordance with the Laws of the State of New York, without regard to any conflicts of law rules that might apply the Laws of any other jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT SHALL BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.

(e) Equitable Remedies. Director acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by Director to be reasonable for such purpose. Director agrees that any breach of Sections 1-4 of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, Director agrees that the Company, in addition to such other remedies which may be available, shall have the right to specific performance of the provisions of this Agreement and shall have the right to obtain an injunction from a court restraining such a breach or threatened breach, and Director hereby waives the adequacy of a remedy at law as a defense to such relief.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument. Electronic signatures shall have the same effect as an original.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the Director has executed this agreement as of the day and year written below, with effectiveness as of the Effective Date.

Director

Name: Alvin Hageman
Date:

Acknowledged and Agreed:

MPIB Holdings, LLC

Name: Gordon A. Baird
Title:

Schedule A to Proprietary Information and Inventions Agreement

Prior Inventions

Except as set forth below, there are no ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulae, discoveries, patents, copyrights, or any claims, rights, or improvements to the foregoing that are excluded from the operation of this Agreement: None

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